Exhibit 99.1

For Release:	February 24, 2004
Media Contact:	Bethany Sherman, NASDAQ
212.401.8714
Investor Contact:	Vincent Palmiere, NASDAQ
212.401.8742
Jody Burfening/Carolyn Capaccio
Lippert/Heilshorn & Associates
212.838.3777

NASDAQ ANNOUNCES FOURTH QUARTER 2004 RESULTS

- Total Expenses Reduced 19.4% from Prior Quarter –

New York, N.Y.—The NASDAQ Stock Market, Inc. (“NASDAQ®”; Nasdaq: NDAQ), today reported net income of $7.4 million or $0.02 per common share for the fourth quarter versus a net loss of $21.0 million or $(0.30) per common share for the fourth quarter of 2003 and a net loss of $5.5 million or $(0.08) per common share in the third quarter of 2004 (1).

Total revenues in fourth quarter 2004 were $168.1 million. Gross margin for the fourth quarter 2004 was $121.4 million versus $138.0 million in the year ago period and $114.8 million in third quarter 2004.

Included in fourth quarter 2004 results are:

•	$25.5 million of pre-tax charges included in total expenses associated with NASDAQ’s continuing efforts to improve efficiencies and reduce operating expenses;

•	a one-time non-cash charge to retained earnings of $3.9 million associated with the exchange of all outstanding shares of Series A Cumulative Preferred Stock for newly issued shares of Series C Cumulative Preferred Stock;

•	a pre-tax gain included in discontinued operations of $15.1 million ($9.6 million net of tax) related to the release of a reserve established in December 2003 for potential claims in conjunction with the transfer of ownership of Nasdaq Europe.

Excluding the above items, net income calculated on a non-GAAP basis was $13.4 million versus $8.1 million for the third quarter of 2004. Non-GAAP earnings per common share were $0.15 for the quarter versus $0.09 for the third quarter 2004.

NASDAQ’s Chief Executive Officer, Robert Greifeld, commented, “The fourth quarter capped off a year of solid progress in transforming NASDAQ into a lean, efficient, and profitable company. During 2004 we made significant achievements that solidify NASDAQ’s standing as a formidable competitor. We won the Google IPO, reached an agreement to increase our investment in the NASDAQ Insurance Agency, expanded services for our NASDAQ listed companies, and furthered our global expansion of the NASDAQ QQQ. Additionally, in Market Services we took pricing leadership, increased our market share, successfully integrated Brut into our operations, and launched the innovative opening and closing auctions. And we accomplished all of this while continuing to make dramatic reductions in our operating expenses.”

Greifeld continued, “Our 2005 strategy centers upon continuing product innovation, price leadership, and providing preeminent market performance and service quality to our listed companies. We plan to continue to reduce expenses and implement a long-term revenue growth plan that leverages our diverse revenue streams and unparalleled market position.

This strategy is designed to continue to grow the top line, increase operating leverage, and improve our profitability.”

Charges Associated with Cost Reduction Program

Included in total expenses for the fourth quarter and full year 2004 are pre-tax charges of $25.5 million and $62.6 million, respectively, as part of NASDAQ’s continuing efforts to reduce operating expenses and improve the efficiency of its operations:

•	Workforce Reductions - NASDAQ took charges of $1.8 million in the quarter and $9.4 million for the year for severance and outplacement costs, reducing the workforce to 786 employees at year-end, down 170 positions from year-end 2003 and 105 positions from the end of the third quarter 2004.

•	Real Estate – NASDAQ took charges of $16.8 million in the quarter and $29.0 million during the year as part of its real estate consolidation plans. The current quarter charges include a $4.8 million sublease loss associated with plans to vacate surplus office space at One Liberty Plaza and $7.4 million related to an asset held-for-sale in Maryland.

•	Technology Review – NASDAQ took charges of $6.9 million in the quarter and $24.2 million in the year associated with its technology review, in which it changed the estimated useful life of certain assets and changed the terms on certain operating leases as it migrates to lower cost operating platforms and processes.

2005 Outlook

As previously reported, NASDAQ continues to expect the following results for 2005:

•	Net income to be in the range of $35 million to $42 million for the year, or approximately $0.35 to $0.43 per common share, including the impact of charges associated with NASDAQ’s cost reduction program, noted below. The impact of these charges is expected to be in the range of $0.17 to $0.19 per common share for the year.

•	Gross margin to be in the range of $480 million to $490 million.

•	Total expenses are projected to decline to a range of $415 million to $425 million. Similar benefits are expected in future periods, with total expenses anticipated to decline 10% to 12% annually for the subsequent two years.

Included in the 2005 total expense projections are approximately $22 million to $25 million of pre-tax charges associated with NASDAQ’s continuing efforts to improve efficiencies and reduce operating expenses. These charges include:

•	Approximately $12 million to $13 million in depreciation associated with NASDAQ’s decision to migrate to less expensive technology operating platforms

•	Approximately $8 million to $9 million in depreciation and non-cash charges related to NASDAQ’s plans to exit certain real estate facilities

•	Approximately $2 million to $3 million in severance expenses associated with NASDAQ’s plans for work force reductions.

NASDAQ’s Chief Financial Officer, David Warren, commented: “During the fourth quarter, we achieved our cost-cutting objectives, reducing our total expenses by 19.4% from the fourth quarter 2003. NASDAQ remains committed to its continuing program to remove costs, streamline processes, and improve productivity to increase earnings potential. All actions under this comprehensive expense reduction plan have been identified. We are executing on this plan which is designed to drive increases in profitability, operating leverage and cash flow over the next three years.”

Q4 Financial Review

Following the transfer of NASDAQ’s interest in NASDAQ Europe and the sale of IndigoMarkets in 2003, results from these subsidiaries have been reclassified as discontinued operations. The remainder of this discussion reflects results from continuing operations, unless otherwise noted.

•	Total Revenues – Total revenues in fourth quarter 2004 increased 21.8% to $168.1 million from $138.0 million in the year-ago quarter and increased 35.6% from $124.0 million in the third quarter of 2004.

•	Market Services - Revenues increased 34.6% to $116.2 million from $86.3 million in the year-ago period and increased 58.5% from the prior quarter. Of this, NASDAQ Market Center revenues, net of revenue sharing plans and rebates, increased 59.5% to $89.8 million from $56.3 million in the year-ago quarter and increased 70.1% from $52.8 million last quarter due to increases in average daily trading volume and increased market share. Market Services Subscriptions revenues, net of revenue sharing plans and rebates, decreased 17.8% to $22.7 million from $27.6 million in the year-ago quarter primarily due to the introduction of the NASDAQ General Revenue Sharing Program. Market Services Subscriptions revenues, net increased 24.0% from $18.3 million in third quarter 2004 primarily due to increased market share in the trading of NASDAQ listed securities and, as a result, reduced revenue sharing under the Unlisted Trading Privileges (“UTP”) Plan.

•	Issuer Services - Revenues increased 0.6% to $51.9 million from $51.6 million from the year-ago period and increased 2.4% from the prior quarter. Of this, Corporate Client Group revenues decreased 2.1% to $42.3 million from $43.2 million in the year-ago quarter and increased 2.4% from $41.3 million in the prior quarter. Initial listing fees and fees associated with the listing of additional shares are amortized over six-year and four-year periods, in accordance with Generally Accepted Accounting Principles. NASDAQ Financial Products revenues increased 14.3% to $9.6 million from $8.4 million in the year-ago quarter and 2.1% from $9.4 million in the prior quarter primarily due to increased trademark and license revenues related to the QQQ and other NASDAQ-indices linked financial products.

•	Gross Margin - Beginning with third quarter 2004 results, NASDAQ began reporting cost of revenues and gross margin associated with Brut, LLC operations; NASDAQ’s historical revenues will continue to be reported on a net basis. Gross margin, which represents total revenues less the cost of revenues related to Brut, was $121.4 million as compared to $138.0 million a year ago and $114.8 million in third quarter 2004. The decline in Gross Margin when compared to last year is driven by NASDAQ Market Center fee reductions introduced in 2004 and the introduction of the NASDAQ General Revenue Sharing Program.

•	Total Expenses - Total expenses decreased 19.4% to $121.4 million from $150.7 million in the year-ago quarter and decreased 1.9% from the prior quarter. The fourth quarter of 2004 includes the $25.5 million in pre-tax charges noted above. Excluding these charges, fourth quarter 2004 non-GAAP total expenses were $95.9 million, a decrease of 5.3% from prior quarter non-GAAP results primarily due to ongoing cost reduction activities.

Year-to-Date Financial Review

Total revenues for the full year 2004 were $540.4 million versus $589.8 million in 2003. Gross margin, which represents total revenues less the cost of revenues related to Brut, was $484.6 million as compared to $589.8 million in 2003. Net income for 2004, including results from discontinued operations, was $11.4 million versus net loss of $105.4 million in 2003. Net loss applicable to common shareholders for 2004 was $1.8 million, or $(0.02) per common share versus net loss of $113.7 million, or $(1.45) per common share for

2003. Excluding the $62.6 million in charges associated with NASDAQ’s cost reduction program, the one-time charge to retained earnings of $3.9 million related to the exchange of preferred stock, and $9.6 million from discontinued operations, net income calculated on a non-GAAP basis was $39.8 million, or $0.39 per common share.

NASDAQ® is the largest electronic screen-based equity securities market in the United States. With approximately 3,300 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to category-defining companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology industries. For more information about NASDAQ, visit the NASDAQ Web site at www.nasdaq.com or the NASDAQ NewsroomSM at www.nasdaqnews.com.

Non-GAAP Information In addition to disclosing results determined in accordance with generally accepted accounting principles (“GAAP”), NASDAQ also discloses certain Non-GAAP results of operations that exclude certain charges. Management believes that the Non-GAAP information provides investors with additional information to access NASDAQ’s operating performance by excluding these costs, which are non-operational items. The Non-GAAP information may not be comparable to other companies and should not be viewed as a substitute for or superior to net loss or other data prepared in accordance with GAAP. A reconciliation table is provided at the end of this release.

Cautionary Note Regarding Forward-Looking Statements

The matters described herein may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. The NASDAQ Stock market, Inc. (“NASDAQ”) cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Such forward-looking statements include projections which have not been reviewed by independent auditors of NASDAQ. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ’s control. These factors include, but are not limited to, NASDAQ’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in NASDAQ’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. In addition, these statements are based on a number of assumptions that are subject to change. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by NASDAQ that the projections will prove to be correct. We undertake no obligation to release any revisions to any forward-looking statements.

(1)	On November 29, 2004 NASDAQ exchanged 1,338,402 shares (representing all of the outstanding shares) of its Series A Cumulative Preferred Stock (which carried a 10.6% dividend rate for periods after March 2004) for 1,338,402 shares of newly issued shares of Series C Cumulative Preferred Stock. The NASD is entitled to receive cash dividends when, as and if declared by NASDAQ’s Board of Directors out of the funds legally available. The Series C Cumulative Preferred Stock carries a 3.0% annual dividend rate for periods ending June 30, 2006 and a 10.6% annual dividend rate thereafter. In certain circumstances NASD is entitled to an additional amount on the Series C Cumulative Preferred Stock which may not exceed approximately $16.3 million in aggregate depending on the amount of time the Series C is outstanding and the market price of NASDAQ’s Common Stock when the Series C is redeemed. On September 30, 2004 NASD agreed to a waiver of a portion of the dividend for the third quarter of 2004 on the Series A Preferred Stock and accepted $1.0 million (calculated based on an annual rate of 3.0%) as payment in full of the dividend for this period.

NASDAQ recorded a one-time loss to retained earnings of $3.9 million in the fourth quarter 2004 associated with the exchange of Series A for Series C. This loss was due to the difference between the combined fair market value of the Series C and additional dividend ($137.7 million) versus the redemption value ($133.8 million).

The Nasdaq Stock Market, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

	Three Months Ended			Year Ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
	(unaudited)			(unaudited)
Revenues
Market Services	$116.2	$73.3	$86.3	$334.5	$383.7
Issuer Services	51.9	50.7	51.6	205.8	204.2
Other	—	—	0.1	0.1	1.9

Total revenues	168.1	124.0	138.0	540.4	589.8
Cost of revenues	(46.7)	(9.2)	—	(55.8)	—

Gross margin	121.4	114.8	138.0	484.6	589.8

Expenses
Compensation and benefits	35.7	38.1	30.0	148.2	159.1
Marketing and advertising	3.8	2.8	5.7	12.8	19.5
Depreciation and amortization	21.3	18.9	20.9	76.3	90.0
Professional and contract services	7.1	6.7	8.9	23.7	37.5
Computer operations and data communications	17.7	22.6	32.2	98.9	125.6
Provision for bad debts	(0.2)	0.8	(0.2)	1.1	1.4
Occupancy	7.4	7.1	8.1	28.7	31.2
General and administrative	17.3	15.6	3.6	41.1	28.4

Total direct expenses	110.1	112.6	109.2	430.8	492.7
Elimination of non-core product lines, initiatives and severance	—	—	28.4	—	97.9
Nasdaq Japan impairment loss	—	—	—	—	(5.0)
Support costs from related parties, net	11.3	11.1	13.1	45.6	61.5

Total expenses	121.4	123.7	150.7	476.4	647.1

Operating (loss) income	—	(8.9)	(12.7)	8.2	(57.3)
Interest income	1.2	1.5	1.7	5.9	9.5
Interest expense	(2.9)	(2.9)	(2.9)	(11.5)	(18.5)

Operating (loss) income from continuing operations before income taxes	(1.7)	(10.3)	(13.9)	2.6	(66.3)
(Provision) benefit for income taxes	(0.5)	4.8	3.1	(0.8)	21.2

Net (loss) income from continuing operations	$(2.2)	$(5.5)	$(10.8)	$1.8	$(45.1)
Net income (loss) from discontinued operations, net of tax	9.6	—	(10.2)	9.6	(60.3)

Net income (loss)	$7.4	$(5.5)	$(21.0)	$11.4	$(105.4)

Net income (loss) applicable to common stockholders:
Net income (loss)	$7.4	$(5.5)	$(21.0)$	$11.4	$(105.4)
Preferred stock:
Loss on exchange of securities	(3.9)	—	—	(3.9)	—
Dividends declared	(1.0)	(1.0)	(2.5)	(8.4)	(8.3)
Accretion of preferred stock	(0.9)	—	—	(0.9)	—

Net income (loss) applicable to common stockholders	$1.6	$(6.5)	$(23.5)	$(1.8)	$(113.7)

Basic and diluted net (loss) earnings per share:
Continuing operations	$(0.10)	$(0.08)	$(0.17)	$(0.14)	$(0.68)
Discontinued operations	0.12	—	(0.13)	0.12	(0.77)

Total basic and diluted net earnings (loss) per share	$0.02	$(0.08)	$(0.30)	$(0.02)	$(1.45)

Other Drivers
Average daily share volume (in billions)	1.89	1.56	1.76	1.81	1.69
Percentage of trades printed at Nasdaq	42.7%	33.3%	42.2%	36.2%	54.7%
Percentage of share volume reported to Nasdaq’s systems	57.1%	48.4%	56.7%	51.3%	67.0%

Initial Public Offerings	43	41	35	148	54
Number of Companies Listed	3,271	3,287	3,333	3,271	3,333

The Nasdaq Stock Market, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	December 31,
	2004	2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$58.2	$148.9
Investments:
Available-for-sale, at fair value	174.9	185.7
Held-to-maturity, at amortized cost	28.6	23.8
Receivables, net	104.3	111.4
Receivables from related parties	3.2	7.7
Deferred tax asset	24.2	40.5
Other current assets	12.8	11.6

Total current assets	406.2	529.6
Investments:
Held-to-maturity, at amortized cost	2.0	4.5
Property and equipment:
Land, buildings and improvements	97.3	96.6
Data processing equipment and software	205.3	346.9
Furniture, equipment and leasehold improvements	140.0	168.5

	442.6	612.0
Less accumulated depreciation and amortization	(268.8)	(369.0)

Total property and equipment, net	173.8	243.0
Non-current deferred tax asset	48.8	72.1
Goodwill	141.4	—
Intangible assets, net	40.8	0.9
Other assets	1.8	1.2

Total assets	$814.8	$851.3

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$40.2	$30.0
Accrued personnel costs	49.4	48.8
Deferred revenue	59.5	59.7
Other accrued liabilities	42.5	76.0
Current obligation under capital lease	—	1.6
Payables to related parties	16.7	21.6

Total current liabilities	208.3	237.7
Senior notes	25.0	25.0
Subordinated notes	240.0	240.0
Accrued pension costs	25.7	26.8
Non-current deferred tax liability	29.5	40.9
Non-current deferred revenue	89.8	84.7
Other liabilities	39.9	35.5

Total liabilities	658.2	690.6

Stockholders’ equity
Common stock	1.3	1.3
Preferred stock, Series C in 2004, Series A in 2003 and Series B in 2004 and 2003	130.1	133.8
Additional paid-in capital	356.0	358.9
Common stock in treasury, at cost	(662.0)	(667.7)
Accumulated other comprehensive (loss) income	(1.1)	0.1
Deferred stock compensation	(1.0)	(1.1)
Common stock issuable	2.6	2.9
Retained earnings	330.7	332.5

Total stockholders’ equity	156.6	160.7

Total liabilities and stockholders’ equity	$814.8	$851.3

The Nasdaq Stock Market, Inc.

Reconciliation of GAAP Earnings

(in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31, 2004	September 30, 2004	December 31, 2004
GAAP Total Expenses:	$121.4	$123.7	$476.4
Adjustments:
Reductions in force	1.8	4.8	9.4
Real estate consolidation	16.8	12.0	29.0
Technology migration	6.9	5.6	24.2

Total Adjustments	25.5	22.4	62.6

Non-GAAP Total Expenses	$95.9	$101.3	$413.8

GAAP Net Income (Loss):	$7.4	$(5.5)	$11.4
Adjustments:
Reductions in force	1.2	2.9	5.7
Real estate consolidation	10.2	7.3	17.5
Technology migration	4.2	3.4	14.8
Net income from discontinued operations	(9.6)	—	(9.6)

Total Adjustments	6.0	13.6	28.4

Non-GAAP Net Income	$13.4	$8.1	$39.8

GAAP Net Income (Loss) Applicable to Common Stockholders:	$1.6	$(6.5)	$(1.8)
Adjustments:
Reductions in force	1.2	2.9	5.7
Real estate consolidation	10.2	7.3	17.5
Technology migration	4.2	3.4	14.8
Net income from discontinued operations	(9.6)	—	(9.6)
Loss on exchange of securities	3.9	—	3.9

Total Adjustments	9.9	13.6	32.3

Non-GAAP Net Income Applicable to Common Stockholders	$11.5	$7.1	$30.5

GAAP Basic and Diluted Earnings (Loss) per Common Share from Continuing Operations:
Basic and Diluted Earnings Per Share	$0.02	$(0.08)	$(0.02)
Adjustments:
Reductions in force	0.02	0.04	0.07
Real estate consolidation	0.13	0.09	0.22
Technology Migration	0.05	0.04	0.19
Net income from discontinued operations	(0.12)	—	(0.12)
Loss on exchange of securities	0.05	—	0.05

Total Adjustments	0.13	0.17	0.41

Non-GAAP Basic and Diluted Earnings per Common Share from Continuing Operations	$0.15	$0.09	$0.39

Shares used to compute Non-GAAP:
Basic Earnings per Share	78.7	78.6	78.6
Diluted Earnings per Share	79.3	78.6	78.6